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                                                                  Exhibit 23.3




              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Intermedia Communications Inc. for the registration of 1,732,787 shares of Common Stock and to the incorporation by reference therein of our report dated February 13, 1998, except for Note 20, as to which the date is March 10, 1998, with respect to the consolidated financial statements of Shared Technologies Fairchild Inc. and Subsidiaires included in Intermedia Communications Inc. and Subsidiaries' Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.




             /s/ Ernst & Young LLP
             ------------------------------------

Vienna, Virginia
April 6, 1998